Exhibit (h1)

AMENDMENT TO ADMINISTRATION AGREEMENT

THIS AMENDMENT TO ADMINISTRATION AGREEMENT (the “Amendment”) is made and entered into as of September 16, 2013 by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Administrator”), and each Aberdeen (formerly Artio) management investment company identified on Schedule A hereto (each, a “Fund” and collectively, the “Funds”).

WITNESSETH:

WHEREAS, the Administrator and each Fund are parties to that certain Administration Agreement dated as of October 1, 2011 (as amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Administrator and each Fund desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrator and each Fund hereby agree that the Agreement is amended and supplemented as follows:

1.                                      Schedule A.  Schedule A to the Agreement is hereby amended and restated, as attached hereto, to reflect the name changes of certain Funds/Portfolios and to delete the following Funds/ Portfolios:

Artio Local Emerging Markets Debt Fund

Artio U.S. Microcap Fund

Artio U.S. Midcap Fund

Artio U.S. Multicap Fund

Artio U.S. Smallcap Fund

2.                                      Notices.  Section 13 of the Agreement is hereby modified to update the Funds’ and the Administrator’s contact information as follows:

“To the Fund:

c/o Aberdeen Asset Management Inc.

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

Attn: Legal Department

Facsimile: 215.405.5780

Telephone: 215.405.5700

To the Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attn:  Mary Moran Zeven, Senior Vice President and Senior Counsel

Facsimile:  617-662-2702”

3.                                      Miscellaneous.  Except as amended hereby, the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

EACH OF THE ENTITIES SET FORTH ON
SCHEDULE A HERETO

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Funds/Portfolios and Classes of Shares

Fund/Portfolio	Classes of Shares

Aberdeen Investment Funds (formerly Artio Global Investment Funds)

Aberdeen Select International Equity Fund (formerly Artio International Equity Fund)

Aberdeen Select International Equity Fund II (formerly Artio International Equity Fund II)

Aberdeen Total Return Bond Fund (formerly Artio Total Return Bond Fund)

Aberdeen Global High Income Fund (formerly Artio Global High Income Fund)

Aberdeen Global Select Opportunities Fund Inc. (formerly Artio Select Opportunities Fund Inc., or Artio Global Equity Fund, Inc.)